Exhibit 99.1

Berkshire Grey and FedEx Expand Their Robotic Automation Solutions Relationship

FedEx Embraces AI-Robotic Automation to Streamline Operations and Drive Long-Term Efficiencies, Signs Warrant Agreement with Berkshire Grey

BEDFORD, Mass., and MEMPHIS, Tenn., August 2, 2022 — Berkshire Grey Inc. (Nasdaq: BGRY), a leader in AI-enabled robotic solutions that automate supply chain processes and FedEx Corp. (NYSE: FDX), today announced they have expanded their strategic relationship.

As part of the expansion of this relationship, Berkshire Grey and FedEx have entered into an agreement for new development activities that will provide broader AI robotic automation capabilities to help improve the safety and efficiency of FedEx package handling operations globally. The two companies also expect to execute a master system purchase agreement in 2022, which will streamline and expedite the procurement process for Berkshire Grey solutions across all FedEx operating companies globally.

Additionally, Berkshire Grey has granted FedEx a warrant to purchase common stock which vests incrementally, subject to certain terms including the ordering of and payment for Berkshire Grey AI-enabled robotic automation goods and services at any time prior to December 31, 2025, with full vesting of all 25 million shares subject to the warrant upon the ordering of or payment for at least $200 million of such goods and services. Details on the terms of the warrant agreement are available in the Form 8-K filed today by Berkshire Grey.

“Our growing relationship with Berkshire Grey for robotic automation is a direct response to the growth of e-commerce, which has accelerated the demand for reliable automated solutions throughout all stages of the supply chain,” said Rebecca Yeung, Corporate VP of Operations Science and Advanced Technology, FedEx. “FedEx believes that continued innovation and automation will improve efficiency, productivity and safety for its team members as they continue to keep the global supply chain moving.”

As previously announced, FedEx Ground and Berkshire Grey are already working together to deploy Berkshire Grey’s Robotic Product Sortation and Identification (RPSi) systems to robotically sort small packages that arrive daily and require distribution. In addition to the recent installations at eight sortation facilities, including Queens, NY, Las Vegas, Nev., and Columbus, Ohio, FedEx Ground plans to have RPSi systems in place at select additional facilities in the network over the next 12 months.

The new product development agreement is an expansion of this collaboration and offers new opportunities for the two companies to work together to further increase efficiencies across the FedEx enterprise using AI-enabled robotic automation.

“Berkshire Grey and FedEx are strategically aligned. These new agreements reflect our mutual commitment to innovations in robotic automation that can remove barriers within the supply chain, ease the physical burden on employees and streamline operations,” said Tom Wagner,

Exhibit 99.1

CEO of Berkshire Grey. “We look forward to working together on this new program and to advancing other automation programs with FedEx moving forward.”

Exhibit 99.1

About FedEx

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce, and business services. With annual revenue of $94 billion, the company offers integrated business solutions through operating companies competing collectively, operating collaboratively, and innovating digitally under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its 550,000 employees to remain focused on safety, the highest ethical and professional standards, and the needs of their customers and communities. FedEx is committed to connecting people and possibilities around the world responsibly and resourcefully, with a goal to achieve carbon-neutral operations by 2040. To learn more, please visit fedex.com/about.

About Berkshire Grey

Berkshire Grey (Nasdaq: BGRY) helps customers radically change the essential way they do business by delivering game-changing technology that combines AI and robotics to automate fulfillment, supply chain, and logistics operations. Berkshire Grey solutions are a fundamental engine of change that transform pick, pack, move, store, organize, and sort operations to deliver competitive advantage for enterprises serving today’s connected consumers. Berkshire Grey customers include Global 100 retailers and logistics service providers. More information is available at www.berkshiregrey.com. Berkshire Grey and the Berkshire Grey logo are registered trademarks of Berkshire Grey. Other trademarks referenced are the property of their respective owners.

Forward-Looking Statements

###

Certain statements in this press release may be considered forward-looking statements, such as statements relating to FedEx and Berkshire Grey managements’ views with respect to future events and financial performance, including statements relating to the two commercial agreements and the business collaboration between FedEx and Berkshire Grey. Forward-looking statements include those preceded by, followed by or that include the words “will,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “plans,” “estimates,” “targets,” “projects,” “intends” or similar expressions. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, FedEx and Berkshire Grey entering into the master system purchase agreement in the expected timeframe, the vesting of the warrant granted to FedEx and any future appreciation of the value of the shares issuable under the warrant, Berkshire Grey’s ability to successfully develop new products for FedEx, the sale of additional existing or new products to FedEx by Berkshire Grey, continued e-commerce growth and Berkshire Grey's and FedEx’s ability to benefit from the e-commerce market, FedEx’s ability to successfully integrate the Berkshire Grey solutions in the expected timeframe or to realize expected benefits from the Berkshire Grey solutions, and other factors which can be found in FedEx Corp.’s and Berkshire Grey’s respective press releases and filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. FedEx and Berkshire Grey do not undertake or

Exhibit 99.1

assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Media: Method Communications for Berkshire Grey
berkshiregrey@methodcommunications.com

Jennifer Caccavo Cordeau, FedEx

mediarelations@fedex.com

Investors: Sara Buda
VP, Investor Relations, Berkshire Grey
ir@berkshiregrey.com